Exhibit 99. (d)(ix)

EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (this “Agreement”) is made and entered into this 1st day of December 2006 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Research Fund, Inc. (“Research Fund”) with respect to the Lord Abbett Growth Opportunities Fund and the Lord Abbett Large-Cap Core Fund (each a “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.

With respect to the Lord Abbett Growth Opportunities Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred fifty-five basis points (1.55%) for Class A shares of the Fund, (b) two hundred twenty basis points (2.20%) for Class B shares of the Fund, (c) two hundred twenty basis points (2.20%) for Class C shares of the Fund, (d) one hundred sixty-five basis points (1.65%) for Class P shares of the Fund, and (e) one hundred twenty basis points (1.20%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

2.

With respect to the Lord Abbett Large-Cap Core Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred thirty basis points (1.30%) for Class A shares of the Fund, (b) one hundred ninety-five basis points (1.95%) for Class B shares of the Fund, (c) one hundred ninety-five basis points (1.95%) for Class C shares of the Fund, (d) one hundred forty basis points (1.40%) for Class P shares of the Fund, (e) ninety-five basis points (0.95%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

3.	Lord Abbett’s commitments described in paragraphs 1 and 2 will be effective from December 1, 2006 through March 31, 2008.

IN WITNESS WHEREOF, Lord Abbett and Research Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.

LORD ABBETT RESEARCH FUND, INC.

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel